Exhibit 99.1

                        GOTTAPLAY APPOINTS A NEW DIRECTOR


GIG HARBOR, WA--(MARKET WIRE)--December 6, 2007 -- Gottaplay Interactive, Inc. (OTC BB:GTAP.OB - News), the only full-service destination site for video gamers, today announced the appointment of Stephen Muller as a member of the Board of Directors.

     Mr. Stephen Muller was appointed to the Company's Board of Directors to fill the vacancy by the resignation of M. Carroll Benton. Ms. Benton also resigned as Chief Financial Officer and Secretary and Treasurer. "Personal reasons have dictated my resignation, however I will stay as a consultant for approximately 60 days. I sincerely wish the Company success in the coming years," said Ms. Benton. John Gorst, Chief Executive Officer will act as Interim Chief Financial Officer while a replacement for Ms. Benton is sought. "We are sorry to see Ms. Benton leave and wish her success in her future endeavors," stated Gorst.

     Stephan P. Muller is an internationally regarded business executive with more than 20 years of senior executive management positions as CEO, CFO, and COO in several international companies. This includes: CEO of Eurocellular and Commercial Director for Apple Computer Europe (Europe, Central & Eastern Europe, Middle East and Africa) with P&L responsibility for $2 billion (USD) in sales. He served as CEO and a member of the Board of Directors of Apple Computer Ltd., Switzerland. Prior to this, he was General Manager, Industrade Ltd., Wallisellen, Zurich (Apple products), and COO of Pelikan International Corp with a turnover of CHF 1 billion. Mr. Muller also served as the CFO/COO of Reuters Ltd., Zurich, Switzerland. He is a graduate of the Federal Institute of Technology, Zurich (ETH Zurich) in Construction Engineering and the prestigious University of Zurich, Switzerland, where he was awarded a degree in Business Economics.


About Gottaplay Interactive Inc.


Gottaplay Interactive is a leading online gaming rental company. It features free home delivery and unlimited access to an extensive gaming library for a flat monthly fee. No due dates, no late fees. It is simple, economical and convenient. Games are delivered by mail throughout the U.S. from a host of regional distribution centers.


Forward-Looking Statements


Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause the Company's actual results to differ materially from those projected in such forward-looking statements. These risks, assumptions and uncertainties include: the ability to complete systems within currently estimated time frames and budgets; the ability to compete effectively in a rapidly evolving and price competitive marketplace; changes in the nature of telecommunications regulation in the United States and other countries; changes in business strategy; the successful integration of newly acquired businesses; the impact of technological change; and other risks referenced from time to time in the Company's filings with the Securities and Exchange Commission.



Contact:

Investor Inquiries Contact:

Prominence Media Corporation
Jelena Popovic
Tel: 1-866-483-7772
E-mail: jp@prominencemediacorp.com